Exhibit 12.01


                                  SBARRO, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                      FISCAL YEAR
                                                                      -----------

                                       2002            2001           2000              1999            1998
                                     -------         -------        -------           --------        --------
Fixed charges:

Interest expense                     $30,959        $ 30,950        $30,243           $ 7,899          $     -
Rental expense                        23,424          24,154         22,412            21,845           20,552
                                      ------          ------         ------            ------           ------

Total fixed charges (1)              $54,383        $ 55,104        $52,655           $29,744          $20,552
                                     =======         =======        =======           =======          =======

Earnings available for fixed charges:

Earnings (2)                         $ 4,165        $(14,573)       $20,113           $48,156          $57,136
Add fixed charges                     54,383          55,104         52,655            29,744           20,552
                                      ------          ------         ------            ------           ------

Total earnings available
    for fixed charges                $58,548        $ 40,531        $72,768           $77,900          $77,688
                                     =======         =======        =======           =======          =======

Ratio of earnings to
    fixed charges (3)                    1.1             0.7            1.4               3.8              3.8
                                         ===             ===            ===               ===              ===



(1) Total fixed charges consist of interest and one-third of rent expense (deemed to be a reasonable approximation of the interest factor for rent).
(2) Earnings represents income before income taxes, cumulative effect of change in method of accounting, minority interest and equity in net income (loss) of unconsolidated affiliates.
(3) The ratio of earnings to fixed charges has been computed based on dividing total earnings available for fixed charges by total fixed charges.